Exhibit 4.1

ARTICLES OF INCORPORATION

OF

BREWING VENTURES INC.

The following Articles of Incorporation are adopted pursuant to Minnesota Statutes, Chapter 302A in accordance with Section 302A.133, by Brewing Ventures Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Corporation”).

ARTICLE 1

Name:  The name of this Corporation shall be Brewing Ventures Inc.

ARTICLE 2

Registered Office:  The address of the Corporation’s registered office in the State of Minnesota shall be 2400 IDS Center, Minneapolis, Minnesota 55402.

ARTICLE 3

Authorized Shares:  The total authorized shares of all classes which the Corporation shall have authority to issue is 100,000,000, consisting of: 10,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred shares”); and 90,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common shares”).

3.1           The Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors” or “Board”) may, from time to time, establish by resolution, different classes or series of preferred shares and may fix the rights and preferences of said shares in any class or series.  Specifically, preferred shares of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares as shall be fixed by resolution of the Board of Directors prior to the issuance thereof.  Each such series of preferred shares shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of preferred shares as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in the Board.

3.2           Except as provided or required by law, or as provided in the resolution or resolutions of the Board of Directors creating any series of preferred shares, the common shares shall have the exclusive right to vote, on a noncumulative basis, for the election and removal of directors and for all other purposes.  Unless otherwise provided by resolution or resolutions of the Board of Directors, each holder of common shares shall be entitled to one vote for each share held.

3.3           The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

3.4           The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by law.

3.5           The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by law.

ARTICLE 4

Certain Shareholder Rights:  No shareholder shall be entitled to any preemptive right to purchase, subscribe for or otherwise acquire any new or additional securities of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such new additional securities before the Corporation may offer them to other persons.  No shareholder shall be entitled to any cumulative voting rights.

ARTICLE 5

Written Action by Board:  An action required or permitted to be taken by the Board of Directors may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the Board of Directors.

ARTICLE 6

Nonliability of Directors for Certain Actions:  To the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A, as it exists on the date hereof or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 7

Initial Director:  The name and address of the person constituting the first member of the Company’s Board of Directors is:

Steven J. Wagenheim

5831 Cedar Lake Road

St. Louis Park, MN 55416

ARTICLE 8

Incorporator:  The name and address of the incorporator is:

Avron L. Gordon

2400 IDS Center

Minneapolis, MN 55402

ARTICLE 9

Indemnification of Directors and Officers:  The Corporation shall indemnify and may, in the discretion of the Board of Directors, insure current and former directors, officers and employees of the Corporation in the manner and to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of 25th day of June, 1997.

/s/ Avron L. Gordon
Avron L. Gordon
Incorporator

Drafted By:

Briggs and Morgan, Professional Association

Attention:  Avron L. Gordon, Esq.

2400 IDS Center

80 South Eighth Street

Minneapolis, MN  55402

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF

BREWING VENTURES INC.

The undersigned officer, on behalf of Brewing Ventures Inc., a Minnesota corporation (the “Corporation”), hereby certifies an amendment to the Corporation’s Articles of Incorporation which has been duly approved by the Corporation’s Board of Directors in accordance with Sections 302A.239 and 302A.133, of the Minnesota Statutes.  Accordingly, the Articles of Incorporation of the Corporation are hereby amended as follows:

Article 1 of the Articles of Incorporation of the Corporation shall read in its entirety as follows:

ARTICLE 1

Name: The name of this Corporation shall be Founders Food & Firkins Ltd.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation of the Corporation to be executed this 26th day of June, 1997.

Brewing Ventures Inc.

By:	/s/ Steven J. Wagenheim
Its: Chief Executive Officer

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

FOUNDERS FOOD & FIRKINS LTD.

The undersigned, Mitchel I Wachman, Secretary of Founders Food & Firkins Ltd., a Minnesota corporation (the “Corporation”) with the purpose of amending the Corporation’s Articles of Incorporation under the provisions of Minnesota Statutes Sections 302A.135 and 302A.139, hereby certifies that:

1.             The name of the corporation is Founders Food & Firkins Ltd.

2.             Article 1 of the Articles of Incorporation of the Corporation shall read in its entirety as follows:

Article 1

Name: The name of the Corporation shall be Granite City Food & Brewery Ltd.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed this 5th day of September 2002.

Founders Food & Firkins Ltd.

/s/ Mitchel I. Wachman
Mitchel I. Wachman, Secretary

GRANITE CITY FOOD & BREWERY LTD.

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
OF
SERIES A CONVERTIBLE PREFERRED STOCK

Granite City Food & Brewery Ltd., a Minnesota corporation (the “Corporation”), does hereby certify that pursuant to authority vested in it by the provisions of the Articles of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation by action in writing by the Board of Directors taken pursuant to Section 302A.239 of the Minnesota Business Corporation Act, did adopt the following resolution authorizing the creation and issuance of a series of preferred stock designated as Series A Convertible Preferred Stock:

RESOLVED that, pursuant to authority expressly granted to the Board of Directors of the Corporation by the provisions of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation hereby creates and authorizes the issuance of a series of shares of preferred stock of the Corporation (such series being hereinafter called “this Series” or the “Series A Preferred”) and hereby fixes, in addition to the relative rights, voting power, preferences and restrictions stated in the Articles of Incorporation of the Corporation, the following designation and number of shares of this Series and the following voting, dividend rate, liquidation preference, redemption, conversion right and other rights, preferences and restrictions with respect to the Series A Preferred:

1.             Designation of Series of Preferred Stock.

Of the 10,000,000 shares of preferred stock which the Corporation is authorized to issue pursuant to its Articles of Incorporation, 60,000 of such shares are designated as shares of Series A Convertible Preferred Stock of the Corporation, par value $.01 per share.  Shares of the Series A Preferred shall have a stated value of $100.00 per share (the “Stated Value”).  Such shares of Series A Preferred, together with the 90,000,000 shares of authorized common stock of the Corporation, the remaining balance of the undesignated shares of preferred stock of the Corporation and any other common stock or preferred stock that may hereafter be authorized in or pursuant to the Articles of Incorporation of the Corporation, are sometimes hereinafter collectively referred to as the “capital stock.”

2.             Voting Privileges.

(a)   General.  Each holder of Series A Preferred shall have that number of votes on all matters submitted to the shareholders that is equal to the number of shares of common stock into which such holder’s shares of Preferred Stock are then convertible, as hereinafter provided; provided, however, that (1) such number shall not exceed the Stated Value divided by 100% of the average inside bid price of the common stock for the five trading days preceding the closing date, and (2) no additional votes shall accrue pursuant to any adjustment of the Conversion Price pursuant to subparagraph 6(d) hereof.  Each holder of common stock shall have one vote on all matters submitted to the shareholders for each share of common stock standing in the name of such holder on the books of the Corporation.  Except as otherwise provided herein, and except as otherwise required by agreement or law, all shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the shareholders.

(b)   Additional Class Votes by Series A Preferred.  Without the affirmative vote or written consent of the holders (acting together as a class) of a majority of the shares of Series A Preferred at the time outstanding, the Corporation shall not: (i) authorize or issue any shares of stock having priority over Series A Preferred as to the payment of dividends or the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the Corporation; or (ii) amend the Articles of

Incorporation of the Corporation or this Certificate of Designation so as to alter adversely any existing provision relating to Series A Preferred or the holders thereof or waive any of the rights granted to the holders of the Series A Preferred by the Articles of Incorporation of the Corporation or this Certificate of Designation.

3.             Dividends.

(a)   The holders of shares of Series A Preferred shall be entitled to receive cumulative cash dividends, out of funds legally available therefor, at a rate of $8.00 per share per annum and no more, before any dividend or distribution in cash or other property on common stock or any class or series of stock of the Corporation ranking junior to the Series A Preferred as to dividends or on liquidation, dissolution or winding-up shall be declared or paid or set apart for payment.

(b)   Dividends on the Series A Preferred shall be payable on September 30, December 31, March 31 and June 30 of each year (each such date being hereinafter individually a “Dividend Payment Date” and collectively the “Dividend Payment Dates”), except that if such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately preceding calendar day which is not a Saturday, Sunday or legal holiday, to holders of record as they appear on the books of the Corporation on such respective dates, not exceeding sixty (60) days preceding such Dividend Payment Date, as may be determined by the Board of Directors in advance of the payment of each particular dividend.  Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board of Directors of the Corporation.  Dividends declared and paid in arrears shall be applied first to the earliest dividend period or periods for which any dividends remain outstanding.  The amount of dividends payable per share of this Series for each dividend period shall be computed by dividing the annual rate of $8.00 by four.  Dividends payable on this Series for the initial dividend period and for any other period less than a full quarterly period shall be computed and prorated on the basis of a 360-day year of twelve 30-day months.

(c)   Dividends on the Series A Preferred shall be cumulative and accrue from and after the date of original issuance thereof, whether or not declared by the Board of Directors.  Accrued dividends shall bear interest at a rate of ten percent (10%) per annum.

(d)   No cash dividend may be declared on any other class or series of stock ranking on a parity or junior with the Series A Preferred as to dividends in respect of any dividend period unless there shall also be or have been declared and paid on the Series A Preferred accrued, unpaid dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates fixed therefor.

(e)   Dividends may, at the option of the Corporation, be paid in shares of fully-paid and nonassessable common stock of the Corporation, valued at the then applicable Conversion Price of the Series A Preferred, as hereinafter defined.  Any portion of a dividend that would result in issuance of a fractional share of common stock shall be paid in cash at the dividend rate.  Such securities may be “restricted securities” of the Corporation as that term is defined under Rule 501(a) of the Securities and Exchange Commission under the Securities Act of 1933, as amended.

4.             Liquidation Preference.

(a)   In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Series A Preferred shall be entitled to receive out of the assets of the Corporation an amount per share equal to the Stated Value, plus dividends unpaid and accumulated or accrued thereon, and any interest due thereon if any.  In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made to the holders of shares of Series A Preferred in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the common stock or any other class of shares of the Corporation ranking junior to the Series A Preferred with respect to payment upon dissolution or liquidation of the Corporation.  If upon any liquidation or dissolution of the Corporation, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series A Preferred and any liquidation preference on any other class or series of preferred stock of the Corporation ranking on a parity with the Series A Preferred, to which they respectively shall be entitled, the holders of such shares of Series A Preferred and the holders of any such other class or series of preferred stock of the Corporation ranking on a parity with the Series A Preferred shall share pro rata in any such distribution in proportion to full amounts to which they would otherwise be respectively entitled.

(b)   Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series A Preferred to convert such shares at any time and from time to time in accordance with Section 6 below.

5.             Redemption.

The Corporation shall have the right to redeem all of the Series A Preferred on the following terms and conditions:

(a)   The Series A Preferred shall be redeemable by the Corporation at its sole option at any time on or after the third anniversary of the first issuance of the Series A Preferred.  The Corporation shall redeem such shares out of funds legally available for redemptions.  Immediately prior to authorizing or making any such redemption with respect to the Series A Preferred (and in no event later than the date specified for redemption in the redemption notice described below), the Corporation, by resolution of its Board of Directors, shall declare a dividend on the Series A Preferred to be redeemed, which shall be in an amount equal to any accrued and unpaid dividends on such Series A Preferred up to and including the date designated for such redemption (the “Redemption Date”).  Redemption shall be made on the Redemption Date at a redemption price per share equal to two hundred percent (200%) of the Stated Value plus an amount in cash equal to all dividends unpaid, accumulated or accrued thereon and any interest due thereon.

(b)   Notice of any redemption pursuant to this Section 5 shall be mailed at least twenty (20) days in advance of the Redemption Date to the holders of record of Series A Preferred to be redeemed at their respective addresses shown in the books of the Corporation.  Each such notice shall state:  (i) the Redemption Date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares to be redeemed will cease to be paid or accrue on the Redemption Date.  To facilitate the redemption of the Series A Preferred, the Board of Directors may fix a record date for the determination of holders of Series A Preferred to be redeemed not more than sixty (60) days prior to the Redemption Date.

(c)   On or before the Redemption Date, each holder of Series A Preferred shall surrender to the Corporation the certificates representing the shares redeemed, duly endorsed or assigned to the Corporation, and the holder shall thereafter be entitled to receive payment of the redemption price.

(d)   On the Redemption Date and subject to the complete satisfaction by the Company of its obligations due to the holders of the Series A Preferred, (i) dividends on the Series A Preferred called for redemption shall cease to accrue, (ii) such shares shall be deemed no longer outstanding, and (iii) all rights of such holder as a holder of Series A Preferred (except the right to receive from the Corporation the amounts payable upon redemption upon surrender of the certificates evidencing such shares), including the right to convert the Series A Preferred, shall cease.  Notwithstanding the delivery to any holder of Series A Preferred of a redemption notice described above, if, prior to the close of business on the business day preceding the Redemption Date, such holder gives written notice to the Corporation of its election to convert, pursuant to Section 6 below, any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then the conversion of such shares which would otherwise have been redeemed shall become effective as provided in Section 6 hereof.

(e)   The Corporation shall, on or after any Redemption Date, deposit with its transfer agent or other redemption agent selected by the Board of Directors, as a trust fund, a sufficient sum to redeem, on the date fixed for redemption thereof, the shares then called for redemption, with instructions and authority to such transfer agent or other redemption agent to pay the redemption price on or after the Redemption Date or prior thereto upon the surrender of the certificates representing the shares then being redeemed, then and from and after the date of such deposit, and notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect thereto shall forthwith cease and terminate, except only the right of the holders thereof to receive from such transfer agent or other redemption agent, at any time after the date of such deposit, the sum so deposited.  Any funds so deposited and unclaimed at the end of two (2) years from such Redemption Date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall be entitled to receive payment of the redemption price only from the Corporation.  Any interest accrued on any funds deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

6.             Conversion Right.

(a)   The holder of any shares of this Series may at any time (except that if any such shares shall have been called for redemption, then, as to such shares, such right shall terminate at the close of business on the Redemption Date, unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) convert any or all of the shares of this Series into fully paid and non-assessable shares of Common Stock at the rate of 63.291139 shares of Common Stock for each share of this Series, equivalent to a conversion price of $1.58 per share (the “Conversion Price”), subject to adjustment pursuant to the provisions of subparagraph (c) of this paragraph 6.  Subject to the provisions of the next sentence, shares of this Series surrendered for conversion during the period from the close of business on any record date for the payment of dividends next preceding any Dividend Payment Date to the opening of business on such Dividend Payment Date shall (except in the case of shares which have been called for redemption on a Redemption Date within such period) be accompanied by payment of an amount equal to the dividend payable on such Dividend Payment Date on the shares being surrendered for conversion.  A holder of Convertible Preferred Stock on the record date preceding a Dividend Payment Date who (or whose transferee) converts shares of Convertible Preferred Stock on a Dividend Payment Date, will receive the dividend payable on such Convertible Preferred Stock by the Corporation on such Dividend Payment Date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion.

(b)   In order to convert shares of Series A Preferred into shares of common stock of the Corporation, the holder thereof shall surrender at the office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares.  Shares of Series A Preferred shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of common stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of common stock at such time.  As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered a certificate or certificates for the number of shares of common stock of the Corporation issuable upon such conversion.

(c)   The Conversion Price shall be subject to adjustment from time to time as hereinafter provided.  Upon each adjustment of the Conversion Price each holder of shares of Series A Preferred shall thereafter be entitled to receive the number of shares of common stock of the Corporation obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares issuable pursuant to conversion immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

(d)   Except for (i) options, warrants or other rights to purchase securities outstanding on the date of the first issuance of this Series (provided there is no adjustment to the terms of such options, warrants or other securities on or after the date of issuance of the Series A Preferred); (ii) options to purchase shares of common stock and the issuance of awards of common stock pursuant to stock option or employee stock purchase plans adopted by the Corporation and shares of common stock issued upon the exercise of such options granted pursuant to such plans (provided there is no adjustment to the terms of such options, awards or other securities on or after the date of issuance of the Series A Preferred) (appropriately adjusted to reflect stock splits, combinations, stock dividends, reorganizations, consolidations and similar changes); or (iii) common stock issued to holders of the Series A Preferred or upon conversion or in lieu of cash dividends on the Series A Preferred, if and whenever the Corporation shall issue any additional securities, warrants or rights or any security convertible or exchangeable into equity, securities, warrants or rights (collectively, “Convertible Securities”) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of shares of common stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of such additional common stock and the number of shares of common stock outstanding prior to such issuance.  For the purpose of the above calculation, the number of shares of common stock immediately prior to such issuance shall be calculated on a fully-diluted basis, as if all shares of Series A Preferred had been fully converted into shares of common stock and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised as of such date.  Except as provided in Section 6(g) below, no further adjustments of the Conversion Price shall be made upon the actual issuance of common stock or of any Convertible Securities upon the exercise of such rights or options or upon the actual issue of such common stock upon conversion or exchange of such Convertible Securities.

(e)   For purposes of this Section 6:

(i)    in case any shares of common stock or Convertible Securities or any rights or options to purchase any such common stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deducting therefrom any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith.  In case any shares of common stock or Convertible Securities or any rights or options to purchase any such common stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the

Corporation, without deducting therefrom any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith.  In case any shares of common stock or Convertible Securities or any rights or options to purchase such common stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as determined by the Board of Directors of the Corporation of such portion of the assets and business of the non-surviving corporation or corporations as such Board shall determine to be attributable to such common stock, Convertible Securities, rights or options, as the case may be.  In the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any other corporation, the Corporation shall be deemed to have issued a number of shares of its common stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of shares of common stock issuable upon conversion immediately prior to such merger, conversion or sale, for purposes of Section 6(h) below, shall be made after giving effect to such adjustment of the Conversion Price.

(f)    In case the Corporation shall at any time subdivide its outstanding shares of common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of common stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(g)   If (i) the purchase price provided for in any right or option referred to in Section 6(d), or (ii) the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities, or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for common stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution), or any Convertible Securities shall terminate, expire or cease to be outstanding without exercise thereof, the Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Conversion Price as would have applied had the adjustments made upon the issuance of such rights, options or Convertible Securities been made upon the basis of (a) the issuance of the number of shares of common stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (b) the issuance at the time of such change of any such options, rights, or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price; and on the expiration of any such option or right or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such rights or options or Convertible Securities been made upon the basis of the issuance of the shares of common stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities.  If the purchase price provided for in any right or option referred to in Section 6(d), or the rate at which any Convertible Securities referred to in Section 6(d) are convertible into or exchangeable for common stock, shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of common stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have applied had the adjustments made upon the issuance of such right, option or Convertible Security been made upon the basis of the issuance of (and the total consideration received for) the shares of common stock delivered as aforesaid.

(h)   If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for common stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, and except as otherwise provided herein, lawful and adequate provision shall be made whereby the holders of Series A Preferred shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the common stock of the Corporation immediately theretofore receivable upon the conversion of Series A Preferred, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such common stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series A Preferred had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series A Preferred) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Preferred.  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series A Preferred, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

(i)    Upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Preferred, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  No adjustment to the conversion rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided, however, that any adjustments which by reason of this Section 6(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and, provided further, that adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this Section 6(i)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of common stock.  All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.  Anything in this Section 6 to the contrary notwithstanding, the Corporation shall be entitled to make such increases in the conversion rate in addition to those required by this Section 6 as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable.

(j)    In case at any time: (i) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another Corporation; or (ii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred at the addresses of such holders as shown on the books of the Corporation, of the date on which (a) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be.  Such notice shall also specify the date as of which the holders of common stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be.  Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto.

(k)   If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Series A Preferred in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

(l)    As used in this Section 6 the term “common stock” shall mean and include the Corporation’s presently authorized common stock and any additional common stock that may be authorized by due action of the Corporation’s Board of Directors and shareholders entitled to vote thereon.

(m)  No fractional shares of common stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of common stock as of the close of business on the day of conversion.  “Market price” shall mean if the common stock is traded on a securities exchange or on the NASDAQ Stock Market, the closing sale price of the common stock on such exchange or the NASDAQ Stock Market, or, if the common stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of twenty (20) consecutive trading days prior to the date as of which “market price” is being determined.  If at any time the common stock is not traded on an exchange or the NASDAQ Stock Market, or otherwise traded in the over-the-counter market, the “market price” shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within fifteen (15) days of the date as of which the determination is to be made.

(n)   The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of this Series, such number of shares of common stock as shall be issuable upon the conversion of all such outstanding shares; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of common stock of the Corporation.  For the purpose of this Section 6(n), the full number of shares of common stock issuable upon the conversion of all outstanding shares of this Series shall be computed as if at the time of computation of such number of shares of common stock all outstanding shares of this Series were held by a single holder.

(o)   The Corporation covenants that if any shares of common stock required to be reserved for purposes of conversion of the shares of this Series require registration with or approval of any governmental authority under any federal or state law, before such shares may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be.

(p)   The Corporation covenants that all shares of common stock issued upon conversion of the shares of this Series will upon issue be fully paid and nonassessable and not subject to any preemptive rights.

7.             Automatic Conversion.

(a)   The Series A Preferred shall automatically be converted into shares of common stock of the Corporation, without any act by the Corporation or the holders of the Series A Preferred, at any time after the second anniversary of the initial issuance of Series A Preferred (i) when the market price of the common stock for twenty (20) consecutive trading days exceeds two hundred percent (200%) of the Conversion Price and the common stock has an average daily trading volume of at least ten thousand (10,000) shares during such consecutive twenty (20) day period; or (ii) upon the closing of a public offering by the Corporation in which (1) the aggregate public offering price of the securities sold for cash by the Corporation in the offering is at least $8,000,000 (exclusive of any overallotment amount); (2) the public offering price per share is at least $4.00; and (3) the offering is underwritten on a firm commitment basis by an underwriter or a group of underwriters represented by an underwriter or underwriters, that is a member of the National Association of Securities Dealers, Inc.; provided that in the case of (i) or (ii), a registration statement has been filed and has become effective with the U.S. Securities and Exchange Commission and applicable “blue sky” laws of each state in which a holder of the Series A Preferred resides with respect to the common stock underlying the Series A Preferred to permit resale of the shares received upon conversion.

(b)   Upon such conversion, each holder of certificates for shares of Series A Preferred shall immediately surrender such certificates in exchange for appropriate stock certificates representing a share or shares of common stock of the Corporation.  Each holder of a share of Series A Preferred so converted shall be entitled to receive the full number of shares of common stock into which such share of Series A Preferred held by such holder could be converted if such holder had exercised its conversion right at the time of closing of such public offering.

(c)   As used herein, the term “closing” shall mean the delivery by the Corporation to the underwriters of certificates representing the shares of common stock of the Corporation offered to the public against delivery to the Corporation by such underwriters of payment therefor.  The term “firm commitment basis” with respect to the underwriting of such public offering shall mean a commitment pursuant to a written underwriting agreement under which the nature of the underwriters’ commitment is such that all securities must be purchased by such underwriters, if any shares are purchased.

8.             Relative Rights of Series A Preferred Stock.

So long as any of the Series A Preferred is outstanding the Corporation will not without the affirmative vote or written consent of the holders of at least a majority of the Series A Preferred at the time outstanding, voting separately as a class:  (i) declare, or pay, or set apart for payment, any dividends (other than dividends payable in stock ranking junior to the Series A Preferred as to dividends and upon liquidation, dissolution or winding-up) or make any distribution in cash or other property on any other class or series of stock of the Corporation ranking junior to the Series A Preferred either as to dividends or upon liquidation, dissolution or winding-up and will not redeem, purchase or otherwise acquire any shares of any such junior class or series if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire shares of, Series A Preferred; or (ii) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking senior to the Series A Preferred as to payment of dividends, as to payment or distribution of assets upon the liquidation or dissolution of the corporation, or as to voting rights (on an as-if-converted basis or otherwise); or (iii) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the Corporation’s Articles of Incorporation, or of this Certificate of Designation of Rights and Preferences, so as to adversely affect the preferences, rights, privileges or powers of the Series A Preferred; provided, however, that any increase in the number of authorized preferred stock or the creation and issuance of other series of preferred stock ranking in a parity with or junior to the Series A Preferred shall not be deemed to affect such preferences, rights, privileges or powers.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights and Preferences on behalf of the Corporation as of the 30th day of September, 2002.

GRANITE CITY FOOD & BREWERY LTD.

By	/s/ Steven J. Wagenheim
Steven J. Wagenheim
Its	President and Chief Executive Officer

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
GRANITE CITY FOOD & BREWERY LTD.

The undersigned officer of Granite City Food & Brewery Ltd., a corporation organized and existing under the laws of the state of Minnesota (the “Corporation”), hereby certifies that:

FIRST:  The name of the Corporation is Granite City Food & Brewery Ltd.

SECOND:  In accordance with Section 302A.402 of the Minnesota Business Corporation Act, the board of directors of the Corporation duly adopted a resolution setting forth the proposed amendment to Article 3 of the Articles of Incorporation, as amended, of the Corporation to reflect a one (1) for six (6) share combination of common shares, and directing that such amendment be effected via filing of these Articles of Amendment with the office of the Minnesota Secretary of State.

THIRD:  Article 3, first paragraph, of the Corporation’s Articles of Incorporation, as amended, is hereby amended to read in its entirety as follows:

“ARTICLE 3

Authorized Shares:  The total authorized shares of all classes which the Corporation shall have authority to issue is 25,000,000, consisting of: 10,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the “preferred shares”); and 15,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the “common shares”).

The remainder of Article 3 is unaffected by this Amendment.

FOURTH:  The combination giving rise to the amendment set forth above concerns a one (1) for six (6) combination of the shares of common stock of the Corporation.  Pursuant to a resolution of the Board of Directors of the Corporation effective December 29, 2009, every six (6) shares of common stock of the Corporation, par value $0.01 per share, outstanding on January 13, 2010 (the “Record Date”) will be combined and converted into one (1) share of common stock of the Corporation, par value $0.01 per share.  The authorized shares of the Corporation after this share combination shall be as set forth in the amendment above.  No fractional shares shall be issued as a result of the foregoing share combination, and any holder of common shares of record upon the effective time of such share combination shall be entitled, upon surrender to the Corporation of certificates representing such fractional interests, to receive a cash payment in an amount equal to the product obtained by multiplying the fractional interest by the fair market of a share of common stock on the Record Date as determined by the Board.  As soon as practicable following the Record Date, the Corporation will notify its shareholders of record on the Record Date to transmit outstanding share certificates to the Corporation’s transfer agent and registrar (“Transfer Agent”) and the Corporation will cause the Transfer Agent to issue new certificates representing one share of common stock for every six shares transmitted and held of record on the Record Date and to deliver or mail such certificates to each such holder; and in settlement of fractional interests that may arise as a result of such combination on the Record Date, cause the Transfer Agent to disburse to such holders a cash payment in an amount equal to the product obtained by multiplying the fractional interest by the fair market of a share of common stock on the Record Date as determined by the Board.

FIFTH:  These Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any authorized class or series of the Corporation’s shares and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination approved by these Articles of Amendment exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

SIXTH:  These Articles of Amendment to the Corporation’s Articles of Incorporation, as amended, shall be effective at 5:00 PM (Eastern Standard Time) on January 13, 2010.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A.  I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

December 29, 2009

GRANITE CITY FOOD & BREWERY LTD.

By:	/s/ James G. Gilbertson
Name:	James G. Gilbertson
Title:	Chief Financial Officer

2